Exhibit 2.2
AMENDMENT NO. 1
TO
 CONTRIBUTION AND PURCHASE AGREEMENT
This Amendment No. 1 dated effective as of June 6, 2018 (this “Amendment”) to the Contribution and Purchase Agreement, dated as of October 1, 2014 (the “Agreement”), by and among Enterprise Products Partners L.P., a Delaware limited partnership (“Enterprise”), Oiltanking Holding Americas, Inc., a Delaware corporation (“OTA”), OTB Holdco, LLC, a Delaware limited liability company (“OTB Holdco”), and (for purposes of Section 5.11 thereof) Enterprise Products Holdings LLC, a Delaware limited liability company and the sole general partner of Enterprise (the “Enterprise General Partner”), is hereby adopted by each of Enterprise, OTA (including without limitation as successor-by-merger to OTB Holdco), the Enterprise General Partner, and Marquard & Bahls, AG, an Aktiengesellschaft under the laws of Germany (“M&B”).  Capitalized terms used but not otherwise defined herein are used as defined in the Agreement.
RECITALS
WHEREAS, each of Enterprise, OTA, OTB Holdco and (for purposes of Section 5.11 thereof) the Enterprise General Partner have heretofore entered into the Agreement, pursuant to which Enterprise acquired the Subject Interests (as defined in the Agreement) from OTA and OTB Holdco; and
WHEREAS, Section 5.11 of the Agreement provides that M&B shall be entitled to maintain a designee (the “M&B Designee”) or a replacement thereof as a member of the board of directors of the Enterprise General Partner (the “Enterprise Board”) in accordance with the terms and conditions set forth in such Section 5.11; and
WHEREAS, Section 5.11 of the Agreement provides that M&B shall be a third-party beneficiary of such Section 5.11 and shall have the right to enforce its rights thereunder;
WHEREAS, OTB Holdco was merged into OTA pursuant to a merger agreement effective October 31, 2014 which left OTA as the surviving company and successor in interest to OTB Holdco;  and
WHEREAS, each of Enterprise, OTA,  the Enterprise General Partner and M&B desire to amend the Agreement in order to (i) terminate any and all rights of M&B and/or any Affiliate thereof under the Agreement to maintain the M&B Designee or any replacement thereof as a member of the Enterprise Board (including without limitation under Section 5.11 of the Agreement) and (ii) terminate any and all other rights and obligations of any Person (as defined in the Agreement) under Section 5.11 of the Agreement.
NOW, THEREFORE, pursuant to Section 7.02 of the Agreement, the Agreement is hereby amended as follows:
Section 1. Termination and Amendment.  Any and all rights of M&B and/or any Affiliate thereof under the Agreement to maintain the M&B Designee or any replacement thereof as a member of the Enterprise Board (including without limitation under Section 5.11 of the Agreement) are hereby terminated.  Any and all other rights and obligations of any Person under Section 5.11 of the Agreement are hereby terminated, and such Section 5.11 is hereby deleted in its entirety from the Agreement and replaced with the following:
Section 5.11    [Reserved].

Section 2. Governing Law.  This Amendment shall be governed by and construed in accordance with the law of the State of Delaware, without regard to the conflicts of law rules of such State.
Section 3. Counterparts.  This Amendment may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart.
Section 4. Invalidity of Provisions.  If any provision of this Amendment is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be effected thereby.
(Signature Page Follows)

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first written above.

ENTERPRISE PRODUCTS PARTNERS L.P.
By: Enterprise Products Holdings LLC
Its: General Partner

By:	/s/ Brent B. Secrest
Name:	Brent B. Secrest
Title:	Senior Vice President

OILTANKING HOLDING AMERICAS, INC.

By:	/s/ Julio Nestor Tellechea
Name:	Julio Nestor Tellechea
Title:	Director

By:	/s/ Daniel Vos
Name:	Daniel Vos
Title:	Director

ENTERPRISE PRODUCTS HOLDINGS LLC

By:	/s/ Brent B. Secrest
Name:	Brent B. Secrest
Title:	Senior Vice President

MARQUARD & BAHLS, AG

By:	/s/ Christian Flach
Name:	Dr. Christian Flach
Title:	Chief Executive Officer

By:	/s/ Lorenz Zwingmann
Name:	Lorenz Zwingmann
Title:	Chief Financial Officer

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